Execution Version

SECOND AMENDING AGREEMENT

TO THE COMMITMENT LETTER DATED MAY 16, 2017

THIS SECOND AMENDING AGREEMENT is made effective as of July 11, 2019 AMONG:

TRANSGLOBE ENERGY CORPORATION

as Borrower

- and -

ATB FINANCIAL

as Lender

PREAMBLE:

A.

Pursuant to the commitment letter dated May 16, 2017 and accepted May 16, 2017 between TransGlobe Energy Corporation, as borrower (the "Borrower"), and ATB Financial (formerly Alberta Treasury Branches), as lender (the "Lender"), as amended by a first amending agreement made effective as of May 11, 2018 (as amended, the "Commitment Letter") the Lender agreed to provide to the Borrower the Facility.

B.	The parties hereto wish to amend the Commitment Letter on the terms and conditions herein provided.

AGREEMENT:

NOW THEREFORE in consideration of the premises, the covenants and the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged between the parties hereto, the parties agree as follows:

1.

Definitions. Capitalized terms used in this second amending agreement (the "Second Amending Agreement") will, unless otherwise defined herein, have the meaning attributed to such terms in the Commitment Letter, as amended hereby.

2.	Amendment Date. The amendments contained herein shall be effective as of the date of this Second Amending Agreement (the "Second Amendment Date").

3.	Amendments. Effective the Second Amendment Date and upon satisfaction of the conditions precedent set forth in paragraph 5 below, the Commitment Letter is amended as follows:

(a)	Section 1 of the Commitment Letter is hereby amended by deleting the reference therein to "$30,000,000.00" in respect of the available amount of Facility #1 and replacing it with "$25,000,000.00".

(b)	Section 1 is hereby amended by deleting the fourth paragraph thereof, which, for certainty, begins with the words "From time to time,…" in its entirety and replacing it with the following:

"From time to time, and no less frequently than on a semi-annual basis as of May 31 and November 30 (each, a "Scheduled Borrowing Base Determination Date") in each year, the Borrowing Base shall be re-calculated by Lender upon receipt of each engineering report required to be delivered hereunder and if Borrower fails to deliver any such report then at any other time at Lender's sole discretion.

In addition to the semi-annual determinations of the Borrowing Base and the rights to request any additional Borrowing Base determinations in accordance with the foregoing, if (i) at any time the LMR of the Borrower in any Applicable LMR Jurisdiction is less than 2.00, or (ii) the Borrower or any of the petroleum and natural gas leases, petroleum and natural gas rights or related facilities or assets of the Borrower becomes subject to one or more Abandonment/Reclamation Orders where the aggregate estimated current cost to the Borrower to comply with such Abandonment/Reclamation Orders exceeds 200% of the Threshold Amount, then, in either case, unless waived by the Lender, the Lender will redetermine the Borrowing Base within 45 days after the Lender has received notice of, in the case of clause (i) above, the LMR of the Borrower in an Applicable LMR Jurisdiction being less than 2.00, or, in the case of clause (ii) above, the Borrower's receipt of the applicable Abandonment/Reclamation Order or Abandonment/Reclamation Orders, as applicable. For the purpose of determining the estimated cost in clause (ii) above, the Borrower shall provide the Lender with a reasonable estimate of such costs within 15 Business Days of its receipt of the applicable Abandonment/Reclamation Order or Abandonment/Reclamation Orders, as applicable, and shall deliver to the Lender all such relevant information related to such estimate as may be reasonably required by the Lender. Such estimate shall be certified by a senior officer of the Borrower.

Lender shall notify Borrower of each change in the amount of the Borrowing Base. In the event that Lender re-calculates the Borrowing Base to be an amount that is less than the Borrowings outstanding under Facility #1, Borrower shall repay the difference between such Borrowings outstanding and the new Borrowing Base within 45 days of receiving notice of the new Borrowing Base, and all rates and fees for Facility #1 listed under the "Interest Rates and Prepayment" section hereof will, immediately upon receipt of that notice, increase by [redacted]. Lender confirms that the Borrowing Base on the date hereof is $25,000,000.00.".

(c)	Section 3 of the Commitment Letter is hereby amended by deleting the reference to "May 11, 2018" in the third paragraph thereof and replacing it with "May 30, 2020".

(d)	Section 6 of the Commitment Letter is hereby amended by:

(i)	deleting subparagraphs (i) and (j) in their entirety; and

(ii)	inserting the following new subparagraph (i) immediately following existing subparagraph (h) thereof, together with all appropriate punctuation and grammatical amendments to such Section:

"(i)   The Borrower is in compliance in all material respects with applicable law relating to any abandonment and reclamation obligations, liabilities or activities including, without limitation, any outstanding Abandonment/Reclamation Orders.".

(e)

Section 7 of the Commitment Letter is hereby amended by inserting the following new subparagraph (p) immediately following existing subparagraph (o) thereof, together with all appropriate punctuation and grammatical amendments to such Section:

"(p) The Borrower shall comply in all material respects with applicable law relating to abandonment and reclamation obligations, liabilities or activities including, without limitation, any outstanding Abandonment/Reclamation Orders.".

(f)	Section 8 of the Commitment Letter is hereby amended by:

(i)	deleting existing paragraph (c) and substituting the following therefor:

"(c) the Borrower will not sell, lease or otherwise dispose of any assets except (i) inventory sold, leased or disposed of in the ordinary course of business, (ii) obsolete equipment which is being replaced with equipment of an equivalent value, and (iii) assets sold, leased or disposed of during a fiscal year, the aggregate fair market value of which, together with the aggregate proceeds received by the Borrower from any Hedge Monetizations in such fiscal year does not exceed 5% of the Borrowing Base; provided that, the pro forma LMR of the Borrower in each Applicable LMR Jurisdiction after giving effect to such sale, transfer or other disposition, in each case, will be greater than or equal to 2.00;"; and

(ii)	deleting existing paragraph (p) and substituting the following therefor:

"(p) the Borrower will not (i) acquire, create or allow to exist any direct Subsidiary other than Transglobe International, or (ii) directly or indirectly, make any acquisition of petroleum or natural gas properties rights, interests, facilities or other assets, or any shares, securities or any other ownership interest in any person or asset, in each case, if the pro forma LMR of the Borrower in each Applicable LMR Jurisdiction, after giving effect to such acquisition, is less than 2.00; and"

(g)	Section 9 of the Commitment Letter is hereby amended by:

(i)	deleting existing subparagraph (a)(vi) and substituting the following therefore, together with all appropriate punctuation and grammatical amendments to such Section:

"vi)an Abandonment and Reclamation Report;

vii)

a budget and schedule for the then current fiscal year with respect to decommissioning and abandonment activities and expense for all of the wells, pipelines, facilities and other assets of the Borrower in reasonable detail and in form and substance otherwise satisfactory to the Lender, acting reasonably; and

viii)	an asset retirement survey and decommissioning questionnaire in form and substance satisfactory to the Lender, acting reasonably."; and

(ii)	deleting existing paragraph (f) thereof and substituting the following therefore, together with all appropriate punctuation and grammatical amendments to such Section:

"(f) concurrently with delivery of any engineering report or other information required in connection with each Scheduled Borrowing Base Determination Date a report detailing the amount that the Borrower has expended on decommissioning and abandonment activities during the then current fiscal year including a comparison of performance against the amount budgeted therefor as reported in the most recent budget and schedule delivered pursuant to subparagraph (a)(vii) above, together with an updated decommissioning and abandonment forecast for the remaining portion of such fiscal year and management commentary in respect of any material variations therefrom and any other matters related to changes in the Borrower’s abandonment and reclamation policies;"

(g)

any Abandonment/Reclamation Orders or other material notices related to any directives, rules, regulations or other orders issued by any applicable Energy Regulator in respect of or otherwise affecting the producing petroleum and natural gas properties and interests of the Borrower or related facilities of the Borrower, in each case, together with a calculation of the estimate of expenditures required in order to comply with such Abandonment/Reclamation Orders; and

(h)

on request, any further information regarding its assets, operations and financial condition that Lender may from time to time reasonably require, including, without limitation, an updated reserve report prepared by Borrower, annual budgets, production information, abandonment and reclamation liability information (including details related to the calculation thereof and the assumptions used in such calculations) reserve reports and environmental audits.".

(h)	Section 14 of the Commitment Letter is hereby amended by deleting the reference to "$750,000" in each of paragraphs (e), (f) and (g) thereof and replacing it with "$625,000" in each case.

(i)	Section 15 of the Commitment Letter is hereby amended by:

(i)	inserting the following as a new paragraph (w) immediately following existing paragraph (v):

"(w) If (i) as a result of any change in any applicable law, rule,  policy, regulation, order or directive, any applicable Energy Regulator ceases to use a liability management (or equivalent) rating as a means of determining whether a person is in compliance with its abandonment and reclamation policies, regulations and directives in any Applicable LMR Jurisdiction, (ii) the method of calculation of such liability management rating changes in any material manner in any Applicable LMR Jurisdiction, or (iii) the threshold for which license transfers of regulated properties shall be permitted under an Energy Regulator's licensee liability regime in any Applicable LMR Jurisdiction changes, then, in any such case, the Borrower and the Lender shall enter into good faith discussions with a view to determining a comparable rating system or threshold, as applicable, to replace the concept of LMR as set forth herein that is, at such time, broadly accepted as the prevailing market practice for such regulation in the Applicable LMR Jurisdiction, with the intent of having the respective positions of the Lender and the Borrower after such change conform as nearly as possible to their respective positions immediately prior to such change. Upon the Borrower and the Lender agreeing on such methodology for determining LMR and the thresholds set forth herein, the Borrower and the Lender shall enter into documentation to amend the provisions hereof to refer to such rate and make all other adjustments incidental thereto."; and

(ii)

amending paragraph (n) by deleting the words "(A) any inaccuracy or incompleteness of the Borrower's representations and warranties contained in Section 6(i) or 6(j) hereof and (B)" where they appear in clause (i) thereof.

(j)	Section 16 of the Commitment Letter is hereby amended to insert the following definitions in appropriate alphabetical order:

""Abandonment and Reclamation Report" means a report pertaining to the ARO Liabilities of the Borrower, segmented and in sufficient detail as requested by the Lender, acting reasonably, and which shall include:

(a)

the total number of such wells, categorized between active (producing) and inactive (non-producing) wells, and in each case, segregated between (i) operated and non-operated wells and (ii) gross and net wells;

(b)	ARO Liabilities related to all such wells, segregated between (i) active and inactive wells, (ii) operated and non-operated wells and (iii) gross and net wells;

(c)	ARO Liabilities related to active facilities and pipelines, inactive facilities and pipelines and sites requiring reclamation only;

(d)

an ARO Liabilities model/workbook prepared by the Borrower which reconciles the balance sheet provision for ARO Liabilities in respect of the most recently completed fiscal quarter or fiscal year, as the case may be, of the Borrower to the reporting of ARO Liabilities reported pursuant to paragraphs (b) and (c) above; and

(e)

a list of third-party operators for non-operated wells, facilities and pipelines of the Borrower (including gross number of wells, facilities and pipelines operated by it), but excluding any operators operating wells or pipelines comprising less than 5% of total net wells or 5% of pipelines, of the Borrower.".

"Abandonment/Reclamation Order" means any order, directive or demand, including to post security deposits, issued by any Energy Regulator which relates to any of the producing petroleum and natural gas properties and interests or related facilities of the Borrower including, without limitation, abandonment and reclamation liabilities associated therewith.

"Applicable LMR Jurisdiction" means each jurisdiction in which (a) the Borrower owns any petroleum or natural gas properties, rights, interests, facilities or any other assets relevant to the determination of the LMR in such jurisdiction and (b) the aggregate ARO Liabilities of the Borrower in such jurisdiction exceeds the Threshold Amount. As at July 11, 2019, the only Applicable LMR Jurisdiction is the Province of Alberta.

"ARO Liabilities" means, as at any date of determination, the uninflated and undiscounted abandonment and reclamation liabilities and obligations (expressed in nominal dollars) of the Borrower in respect of upstream oil and gas wells, facilities, and pipelines, in each case, located in Canada or, if the context requires, jurisdiction therein.

"Energy Regulator" means (a) with respect to the Province of Alberta, the Alberta Energy Regulator, (b) with respect to the Province of British Columbia, the BC Oil and Gas Commission, (c) with respect to the Province of Saskatchewan, the Saskatchewan Ministry of Energy and Resources, and (d) with respect to any other applicable jurisdiction, the regulatory body with responsibility for the oversight of environmental matters in the oil and gas industry in such jurisdiction; and in each case, together with any successor or replacement agency, department, ministry or commission thereto.

"LMR" means, with respect to the Borrower and subject to Section 15(w), for any Applicable LMR Jurisdiction, the liability management rating (or equivalent) established by the applicable Energy Regulator with respect to the abandonment and reclamation policies, regulations and directives of such Energy Regulator in such jurisdiction, in each case, as determined in accordance with applicable law (including the rules and regulations of such Energy Regulator in respect thereof for the then relevant period) as calculated and published publicly by such Energy Regulator, and as adjusted to remove any security, cash, letters of credit or other security deposits or credit.

"Threshold Amount" means, an amount equal to 5% of the Borrowing Base as at the last Borrowing Base determination or redetermination hereunder.".

(k)

Schedule A of the Commitment Letter is hereby deleted in its entirety and replaced with the contents of Exhibit A attached hereto which, for certainty, shall hereinafter be the "Compliance Certificate" under the Commitment Letter, as amended by this Second Amending Agreement.

4.

Confirmation of Borrowing Base and Review Dates. Effective as of the Second Amendment Date and upon satisfaction of the conditions precedent set forth in paragraph 5 below: (a) the Borrowing Base is hereby confirmed to be $25,000,000.00 and (b) the next review date is hereby scheduled to be November 30, 2019.

5.	Extension of Revolving Period. The Lender hereby confirms that the current Term Date is (and for certainty, the current Revolving Period will now end on) May 30, 2020.

6.	Conditions Precedent. This Second Amending Agreement shall become effective upon:

(a)	the Borrower delivering or causing to be delivered to the Lender a fully executed copy of this Second Amending Agreement;

(b)	the Borrowers paying or causing to be paid to the Lender a renewal fee in an aggregate amount of [redacted].

7.

Confirmation of Security Documents. The Borrower agrees with and confirms to the Lender that as of the Second Amendment Date, all Security Documents to which it is a party are and shall remain in full force and effect in all respects and shall continue to exist and apply to all of the obligations, liabilities and indebtedness of the Borrower under, pursuant or relating to the Commitment Letter, as amended by this Second Amending Agreement, and all other documents executed and delivered by the Borrower in connection therewith. This confirmation is in addition to and shall not limit, derogate from or otherwise affect any provisions of the Security Documents. Each of the parties hereto acknowledges and agrees that the Commitment Letter, as amended by this Second Amending Agreement, and all other documents executed and delivered by the Borrower in connection therewith, will be and continue in full force and effect and are hereby confirmed and the rights and obligations of all parties thereunder will not be effected or prejudiced in any manner except as specifically provided herein.

8.

Representations and Warranties. The Borrower agrees with and confirms to the Lender that as of the Second Amendment Date each of the representations and warranties listed in Section 6 of the Commitment Letter, as amended by this Second Amending Agreement, is true and accurate. Further, the Borrower hereby represents and warrants to the Lender that:

(a)

the execution and delivery of this Second Amending Agreement and the performance by it of its obligations hereunder: (A) are within its corporate powers; (B) have been duly authorized by all necessary corporate action; (C) have received all necessary governmental approval (if any required); and (D) do not and will not contravene or conflict with any provision of any applicable law or its constating documents or by-laws; and

(b)

this Second Amending Agreement is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, winding-up, moratorium or similar applicable laws relating to the enforcement of creditors' rights generally and by general principles of equity.

9.

Further Assurance. The Borrower will from time to time forthwith at the Lender's request and at the Borrower's own cost and expense, make, execute and deliver, or cause to be done, made, executed and delivered, all such further documents, financing statements, assignments, acts, matters and things which may be reasonably required by the Lender and as are consistent with the intention of the parties as evidence herein, with respect to all matters arising under this Second Amending Agreement.

10.

Expenses. The Borrower will be liable for all expenses of the Lender, including, without limitation, reasonable legal fees (on a solicitor and his own client indemnity basis) and other out- of-pocket expenses in connection with the negotiation, preparation, establishment, operation or enforcement of the Commitment Letter and this Second Amending Agreement (whether or not consummated) by the Lender.

11.

Counterparts. This Second Amending Agreement may be executed in any number of counterparts (including by facsimile transmission or other electronic communication), each of which when executed and delivered will be deemed to be an original, but all of which when taken together constitutes one and the same instrument. Any party may execute this Second Amending Agreement by signing any counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amending Agreement to be duly executed by their respective authorized officers effective as of the date first written above.

ATB FINANCIAL, as Lender

By: Name: Title:

By: Name: Title:

("Signed")

("Signed")

Signature Page to the Second Amending Agreement

10058866.1

TRANSGLOBE ENERGY CORPORATION,

as Borrower

By: Name: Title:

By: Name: Title:

("Signed")

("Signed")

EXHIBIT A

SCHEDULE "A"

FORM OF COMPLIANCE CERTIFICATE

To:ATB Financial

Corporate Financial Services Suite 600, 585 – 8th Avenue SW Calgary, AB T2P 1G1 Attention: Larry Sagriff

I,hereby certify as of the date of this certificate as follows:

(a)	I am the[insert title] of TransGlobe Energy Corporation ("Borrower") and I am authorized to provide this certificate to you for and on behalf of Borrower.

(b)	This certificate applies to the [fiscal quarter/fiscal year] ending.

(c)

I am familiar with and have examined the provisions of the letter agreement dated May 16, 2017 (as amended, restated, supplemented or otherwise modified to the date hereof, the "Agreement") between the Borrower and ATB Financial ("Lender"), as lender, and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of Borrower. Terms defined in the Agreement have the same meanings when used in this certificate.

(d)	No Default or Event of Default has occurred or is continuing and there is no reason to believe that during the next fiscal quarter of Borrower, any Default or Event of Default will occur.

OR

A [Default/Event of Default] has occurred and is continuing or we anticipate a [Default/Event of Default] occurring, and our proposed action to remedy such [Default/Event of Default] is set out below:

Description of any [Default/Event of Default] and proposed action to remedy:

(e)	Our financial ratios are as follows:

i)	the Working Capital Ratio is:1.00, being not less than the required ratio of 1.00:1:00;

ii)	the ratio of Net Debt to Trailing Cash Flow is:1.00, being not more than the required ratio of 3.00:1:00;

Signature Page to the Second Amending Agreement

10058866.1

(f)	The detailed calculations of the foregoing ratios and covenants are set forth in the addendum annexed hereto as Appendix I and are true and correct in all respects.

(g)	The LMR of the Borrower in:

i)	Alberta is; and

ii)	[insert other jurisdiction(s) as applicable] is.

This certificate is given by the undersigned officer in his/her capacity as an officer of the Borrower without any personal liability on the part of such officer.

This certificate may be executed electronically; this certificate may be delivered by email, facsimile or other functionally-equivalent electronic means.

Dated thisday of, 20_    .

TransGlobe Energy Corporation

Per:       Name: Title:

APPENDIX

(i)	the Working Capital Ratio is:1.00, calculated as follows:

Current Assets:	$
but excluding mark-to-market impact of hedging	+/-$
+ undrawn availability under Facilities	+ $
= $
divided by:
Current Liabilities, excluding any amount drawn under Facilities:	$
but excluding mark-to-market impact of hedging	+/-$
excluding intercompany receivables	- $
= $

(ii)	the ratio of Net Debt to Trailing Cash Flow is_:1.00, calculated as follows:

Net Debt = Total Debt less Current Assets
Total Debt =
Current Liabilities (including current portion of long term debt)	$
but excluding mark-to-market impact of hedging	+/-$
+ Long Term Debt=
•long term debt under GAAP	+ $
+ • (to extent not included in Equity):
•preferred shares redeemable at option of holder	+ $
•convertible debentures	+ $
+ (if not already included)
•financial assistance	+ $
•prepaid obligations, deferred revenues	+ $
•capital leases, sale-leasebacks	+ $

•speculative swaps	+ $
•off-balance sheet recourse financing	+ $
•asset retirement obligations	+ $
but excluding (if already included):
- indebtedness if funds to pay deposited in trust	- $
- contingent obligations before courts where expect to be successful in defence	- $
- operating leases	- $
- deferred income taxes	- $
- postponed advances from shareholders/affiliates	- $
- amounts guaranteed by the Borrower under the Prepayment Agreement and the Mercuria Security Documents	- $
- asset retirement obligations of the Borrower	- $
= $
less Current Assets	- $
but excluding mark-to-market impact of hedging	+/-$
= $
Trailing Cash Flow = Cash Flow for the two most recently completed fiscal quarters, multiplied by two.
Cash Flow =
net income	$
+ (without duplication)
•deferred taxes	+ $
•amortization, depreciation, depletion	+ $
•other non-cash charges expensed	+ $
•G&A Expense reimbursements from Subsidiaries (up the maximum amount)	+ $

•loan repayments from Subsidiaries	+ $
•dividends from Subsidiaries	+ $
minus dividends declared	- $
minus reductions in shareholder loans	- $
= $